Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Telkonet, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-161909) of Telkonet, Inc. for its AMENDED AND RESTATED STOCK INCENTIVE PLAN of our reports dated March 29, 2011, with respect to the consolidated balance sheets of Telkonet, Inc. and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of losses, stockholders' equity, and cash flows for each of the two years ended December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Telkonet, Inc. and its subsidiaries.

/s/ RBSM LLP

New York, New York

March 29, 2011